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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF CORRECTION
                                     TO THE
                           CERTIFICATE OF DESIGNATION
                                     OF THE
                         SERIES A NON-VOTING CONVERTIBLE
                                 PREFERRED STOCK
                                       OF
                              OMNIPOINT CORPORATION

             OMNIPOINT CORPORATION, a Delaware corporation (the "Company"), does hereby certify:

             1.     The name of the Company is Omnipoint Corporation.

             2. The Company's Certificate of Designation establishing the designations, powers, preferences, limitations, restrictions, and relative rights of its Series A Non-Voting Convertible Preferred Stock (the "Certificate of Designation") was filed with the Secretary of State of the State of Delaware on June 23, 1999. The Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

             3.     The defects to the Certificate of Designation result from
(a) inconsistencies in certain provisions of the Certificate of Designation from those which should substantially conform to the terms of the Securities Purchase Agreement, dated as of June 23, 1999, pursuant to which the Series A Non-Voting Convertible Preferred Stock was issued, (b) the inclusion of certain defined terms in the Certificate of Designation that are not actually used therein and that should be deleted therefrom, and (c) minor typographical and cross-reference errors.

             4. The following corrections should be made to the Certificate of Designation to remedy the defects identified above:

             (a) The reference to "holder" in Section 4.1(a) should be deleted and replaced with "Holder."

             (b) Section 4.1(b) should be corrected to read as follows:

                          "(b) In the event that the mergers contemplated by
                   the Agreement are not consummated and are terminated by reason of (i) a breach by the Issuer of its covenants, agreements or obligations under the Agreement or (ii) any representation or warranty of Issuer under the Agreement being untrue in any material respect, then the aggregate Liquidation Preference of the Preferred Stock that may, in accordance with the regulations and rulings, if any, of the Federal Communications Commission and applicable law, be converted into Common Stock at a price per share equal to the then current Reduced Conversion Price may be so converted, provided that at the time of such conversion any applicable waiting period under the HSR Act applicable thereto shall have expired or been terminated. The aggregate Liquidation Preference of the shares of

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                   Preferred Stock that remain outstanding after such conversion at the Reduced Conversion Price will, at the option of the Holders thereof, either remain outstanding (such remaining amount, the "Remaining Preferred Shares") or be exchanged for one or more notes (with an aggregate initial principal amount equal to the amount of such remaining balance) representing unsecured debt of the Issuer (the "Conversion Notes"). The terms and provisions of the Conversion Notes shall be set forth in the Securities Purchase Agreement. In the event that the Remaining Preferred Shares (or the Conversion Notes which were issued in exchange for the Remaining Preferred Shares) can, in accordance with the regulations and rulings of the Federal Communications Commission and applicable law, be converted into Common Stock then the Holders thereof may convert such Remaining Shares or Conversion Notes into Common Stock."

               (c)  The word "and" should be deleted from the last line of
                    Section 4.1(c)(iii).

               (d) The "." in the last line of Section 4.l(c)(iv) should be replaced with "; and".

               (e) The reference in the definition of "Conversion Date" to "in" should be deleted and replaced with "on", and the reference therein to "the Issuer or the Transfer Agent." should be deleted.

               (f) The reference to "4.1(a)" in the definition of "Conversion Notes" in Section 8 should be deleted and replaced with "4.1(b)."

               (g) The defined term "Issuer Breach" in Section 8 should be deleted in its entirety.

               (h) A new defined term should be inserted as a new paragraph between the definitions of "Reduced Conversion Price" and "Securities Purchase Agreement" in Section 8. This new paragraph should read as follows:

                    "Remaining Preferred Shares" is defined in Section 4.1(b).

               (i) The word "Communications" in the definition of "Securities Purchase Agreement" in Section 8 should be deleted and replaced with "Telecommunications."

               (j) The defined term "Target Merger" in Section 8 should be deleted in its entirety.

               (k)  The reference to "4.5" in the definition of "Transaction" in
Section 8 should be deleted and replaced with "4.4."

               (l) The references to "Marine Midland Bank" and "10" in the definition of "Transfer Agent" in Section 8 should be deleted and replaced with "HSBC Bank USA" and "11", respectively.

               (m) A new Section 9 should be inserted as a new paragraph immediately prior to Section 10, and should read as follows:

                    "9. Intentionally Omitted."

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               (n)  The reference to "Marine Midland Bank" in Section 10 should be deleted and replaced with "HSBC Bank USA".

               (o) The reference to "Target Merger" in Section 11.1 should be deleted and replaced with "merger under the Agreement".


               IN WITNESS WHEREOF, Omnipoint Corporation has caused this Certificate of Correction to be executed on its behalf by the undersigned, who affirms and acknowledges that his execution of this Certificate of Correction is the act and deed of the Corporation and that the facts stated herein are true, as of October 1, 1999.

                                     OMNIPOINT CORPORATION

                                     By:
                                        --------------------------
                                      Name:   Harry Plonskier
                                      Title: Treasurer, Chief Accounting Officer
                                             and Acting Chief Financial Officer






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